Exhibit 99.1

Wrap Technologies, Inc. Reports Fourth Quarter and Full Year 2022 Results

Record Revenues for Fourth Quarter and Full Year Highlighted by Largest BolaWrap 150 Orders in the Company’s History

Successful Execution of Strategic Roadmap, Combined with Meaningful Cost Reduction Efforts, Drive Significantly Reduced Cash Burn

Company Reiterates Targets of Quarterly Adjusted EBITDA Break-Even by End of 2023, Profitability by End of 2024

TEMPE, Arizona – March 1, 2023 – Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or the “Company”), a global leader in innovative public safety technologies and services, today announced financial and operating results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Recent Operational Highlights:

●

February 2023: Launched ‘Use of Force Reduction Guarantee,’ a program supporting Wrap’s commitment to safer outcomes by guaranteeing that the BolaWrap product will result in a 10% or greater reduction in an agency’s use of force or the Company will buy back the agency’s devices after 12 months.

●

January/February 2023: Presented at / attended conferences for the National Sheriffs’ Association, Major County Sheriffs of America Association, and the Major City Chiefs Association, where Wrap’s safer policing solutions were on display and generated strong interest.

●	January 2023: Announced full deployment of BolaWrap 150® across multiple agencies in Montgomery County, Texas in Q4 2022.
●

November 2022: Acquired software technology from, and partnered with, Lumeto, Inc. to upgrade Wrap Reality’s virtual simulation training platform and bring its virtual reality training capabilities onto a cloud-based platform.

●	October 2022: Received a $1.5 million expansion order, the largest BolaWrap 150 order in the Company’s history, which included BolaWrap 150 units for a large police agency in the EMEA region.
●

October 2022: Exhibited at the International Association of Chiefs of Police (IACP) Conference, where the Company saw strong demand for BolaWrap 150 and Wrap Reality and connected with hundreds of public safety agencies across the world.

●

October 2022: Launched Wrap Reality ADAPT, a new module and significant upgrade to the Wrap Reality virtual training software platform, delivering a customizable instructional experience with over 6,000 possible scenario variations.

Management Commentary

“Wrap achieved significant milestones in 2022 as we embarked on a transformative journey guided by our strategic roadmap, which included an overhaul of our senior leadership team and the launch of the next generation of our innovative policing technologies," stated TJ Kennedy, CEO of Wrap. “As a result of these efforts, we have made significant progress on the first phase of our multi-year plan, as demonstrated by record revenue, and decreased net loss for the year. Additionally, we improved gross profit 87% year over year for 2022. Our new go-to-market strategy, implemented in the second half of 2022, has shown continued progress, including a record international order in the EMEA region and our largest domestic order ever in Q4 of 2022. Along with these key sales, we are seeing a marked increase in the number of cassettes sold per device within our existing customer base. This development is a positive indicator of increased use in training and in the field, and it points toward higher adoption rates and eventual expansion. In the next year, we anticipate attending more than 60 public safety events globally to build on this momentum.

“As we embark on 2023, our commitment to provide safe and effective policing solutions is needed now more than ever. With increasing societal challenges, we believe Wrap's non-pain compliance tools and innovative training technologies are strategically positioned to meet this need, and we are taking steps to answer that call. Emphasizing our confidence in the effectiveness of our training and technology, we have made a pledge to ensure a minimum of 10% decrease in the use of force for new, fully deployed agencies in the first 12 months of engagement. Additionally, we plan to offer leasing options to provide agencies greater flexibility to increase the number of devices deployed from the start of an implementation. While we have made significant progress so far, we have much work ahead of us, and we remain firmly dedicated to our goal of ensuring safer outcomes for our law enforcement officers and the communities they serve.”

Key Performance Indicators (“KPIs”):

●	Trained law enforcement agencies during the fourth quarter of 2022 grew to more than 1,360, a 32% increase from the prior year period.
●	Certified officer instructors during the fourth quarter of 2022 grew to more than 5,580, a 30% increase from the prior year period.
●	Backlog at year end 2022 was approximately $257 thousand.

Fourth Quarter 2022 Financial Results

●

Net revenue increased 47% to $3.59 million from $2.45 million in the prior year period. The increase in net revenue was primarily due to an increase in sales highlighted by record deals in the Americas and the EMEA region. Americas revenue grew 282% to $2.0 million from $0.5 million in the prior year period, while international revenue decreased 16% to $1.6 million from $1.9 million in the prior year period.

●

Gross profit improved to $1.70 million (47% of net revenue), a 130 year-over-year increase from $0.74 million (30% of net revenue) in the prior year period. The increase in gross profit and gross margin was primarily the result of improved traction and improved pricing on the BolaWrap 150 product as well as increased efficiencies in the costs associated with the production of the BolaWrap 150 as compared to the BolaWrap 100 in the prior year period.

●

Sales, general and administrative (SG&A) expense increased $0.37 million, or 9%, to $4.43 million from $4.07 million in the prior year period. The increase in SG&A expense was primarily the result of legal fees and annual bonus accruals.

●

Research and development (R&D) expense decreased $1.04 million, or 54%, to $0.87 million from $1.91 million in the prior year period. The decrease in R&D expense was primarily the result of cost control efforts implemented during the second quarter of 2022 as well as higher development costs associated with the BolaWrap 150 in the prior year period.

●

Operating expense decreased $0.67 million, or 11%, to $5.30 million from $5.98 million in the prior year period. The decrease in operating expense was primarily the result of the decrease in R&D expense, offset by the increase in SG&A.

●

Net loss improved 33% to $(3.54) million, or $(0.09 per share, from $(5.23) million, or $(0.13) per share, in the prior year period. The improvement in net loss was primarily the result of an increased sales focus, larger sales of BolaWrap 150, stronger margins, and cost containment efforts implemented since the second quarter of 2022.

●	Cash, cash equivalents and short-term investments were $19.28 million as of December 31, 2022.

Full Year 2022 Financial Results

●

Net revenue increased 4% to $8.05 million from $7.73 million in the prior year period. The increase in net revenue was primarily the result of a revamped sales approach leading to stronger results in the domestic market. Americas revenue grew 58% to $5.3 million, while international sales decreased 37% to $2.7 million from the prior year.

●

Gross profit improved to $3.73 million (46% of net revenue), an 87% year-over-year increase from $2.0 million (26% of net revenue) in the prior year period. The increase was primarily the result of the product transition and improved sales volume of devices from the BolaWrap 100 to the BolaWrap 150, allowing the Company to deliver a record gross margin.

●

SG&A expense decreased $3.89 million, or 19%, to $16.39 million from $20.28 million in the prior year period. The decrease in SG&A expense was primarily the result of significant cost controls that were implemented during the second quarter of 2022, coupled with further realignments of overhead costs and staffing during the third quarter of 2022.

●

R&D expense decreased $1.14 million, or 18%, to $5.08 million from $6.21 million in the prior year period. The decrease in R&D expense was primarily the result of higher development costs associated with the BolaWrap 150 in the prior year period.

●

Operating expense decreased $5.03 million, or 19%, to $21.47 million from $26.49 million in the prior year period. The decrease in operating expense was primarily the result of the decreases in both SG&A and R&D expense previously noted.

●

Net loss improved 28% to $(17.62) million, or $(0.43) per share, from $(24.45) million, or $(0.62) per share, in the prior year period. The improvement in net loss was primarily the result of an increased sales focus and cost containment effort implemented since the second quarter of 2022.

Financial Commentary

Chief Financial Officer Chris DeAlmeida added: “In Q4, we achieved strong revenue growth and utilized our enhanced cost controls, which led to a significantly increased gross profit and a significantly decreased cash burn rate compared to the prior year period. We anticipate achieving year-over-year growth in revenue each quarter in 2023, taking into consideration historical purchasing timelines, which assumes a greater proportion of sales in the latter part of the year, similar to what we saw in 2022. As we move forward, we are on course to achieve our long-term profitability targets.”

Outlook

Based on the Company's historical revenue trends and current information, management is providing initial revenue guidance for 2023. Consistent with prior periods, Wrap's revenue is expected to follow the seasonal budget cycles of its law enforcement agency customers, resulting in a sequential decline in revenue in Q1 2023. However, the Company then expects to achieve year-over-year and sequential revenue growth throughout the remainder of the 2023 fiscal year and a high double-digit growth rate on an annualized basis. This growth is expected to come from a combination of expanding sales with existing customers domestically and internationally, as well as new contract signings in both regions.

In addition, based on current projections, management reiterates its expectation to achieve quarterly adjusted EBITDA break-even point by the end of 2023 and profitability by the end of 2024.

Wrap’s outlook is based on a number of factors, many of which are outside the Company's control and all of which are subject to change. Government procurement cycles and timing are outside the Company’s control, and Wrap relies on significant purchases at individual agencies where the timing can be difficult to predict. Wrap may change the outlook provided during the year as actual and anticipated results vary from these assumptions, but Wrap undertakes no obligation to do so.

Conference Call

Wrap will hold a video conference call today, March 1, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these results.

Wrap management will host a presentation, followed by a question-and-answer period.

Webcast Link: Click here to register

Please join the webcast 5-10 minutes prior to the start time. Participants may also access the live webcast by visiting the Company’s investor relations website at ir.wrap.com. A recording of the webcast will also be made available on the Company’s investor relations website.

If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

About Wrap

Wrap Technologies, Inc. (Nasdaq: WRAP) is a global public safety technology and services company that delivers safe and effective policing solutions to law enforcement and security personnel worldwide. Wrap is leading the movement for safer policing by equipping officers with safe, non-pain compliance tools and immersive training for the modern world. The Company's solutions, products, and services include the BolaWrap® Remote Restraint Device and Wrap Reality™.

Wrap’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to safely detain persons without pain, injury, or the need to use higher levels of force.

Wrap Reality™, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field. Through its growing availability of real-life scenarios, Wrap Reality™ covers all facets of law enforcement training from verbal commands to tactical use-of-force.

Wrap’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Connect with Wrap:
Wrap on Facebook
Wrap on Twitter
Wrap on LinkedIn

Use of Non-GAAP Information

Included in this press release are non-GAAP operational metrics regarding agencies and training, amounts of non-cash stock-based compensation expense and gross revenues before promotion discounts and incentives, which the Company believes provide helpful information to investors with respect to evaluating the Company’s performance.

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and expectations regarding future sales, expenses and break-even and profitability expectations. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products, including the acceptance of the BolaWrap 150; the risk that distributor and customer orders for future deliveries are modified, rescheduled or cancelled in the normal course of business; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Contact:

Matt Glover and Tom Colton
Gateway Group, Inc.
949-574-3860
WRAP@gatewayir.com

Media Relations Contact:

Robert Collins and Zachary Kadletz

Gateway Group, Inc.

949-574-3860

WRAP@gatewayir.com

Wrap Technologies, Inc.
Consolidated Balance Sheets
(unaudited - dollars in thousands)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$5,330	$4,937
Short-term investments	13,949	29,983
Accounts receivable and contract assets	2,830	3,859
Inventories, net	3,975	1,566
Prepaid expenses and other current assets	775	868
Total current assets	26,859	41,213
Property and equipment, net	758	976
Operating lease right-of-use asset, net	285	51
Intangible assets, net	2,569	1,982
Other assets	100	9
Total assets	$30,571	$44,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,419	$1,779
Accounts liabilities	1,463	824
Customer deposits	-	43
Deferred revenue	166	155
Operating lease liability - short term	108	56
Total current liabilities	3,156	2,857
Long-term liabilities	360	110
Total liabilities	3,516	2,967
Stockholders' equity	27,055	41,264
Total liabilities and stockholders' equity	$30,571	$44,231

Wrap Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(unaudited - dollars In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Product sales	$3,438	$2,383	$7,481	$7,381
Other revenue	146	65	568	348
Total revenues	3,584	2,448	8,049	7,729
Cost of revenues	1,885	1,709	4,315	5,734
Gross profit (loss)	1,699	739	3,734	1,995

Operating expenses (i):
Selling, general and administrative	4,434	4,065	16,386	20,276
Research and development	868	1,911	5,078	6,214
Total operating expenses	5,302	5,976	21,464	26,490
Loss from operations	(3,603)	(5,237)	(17,730)	(24,495)

Other income (expense)	67	7	224	46
Net loss	$(3,536)	$(5,230)	$(17,506)	$(24,449)

Net loss per basic and diluted common share	$(0.09)	$(0.13)	$(0.43)	$(0.62)
Weighted average common shares used to compute net loss per basic and diluted common share	41,160,136	39,281,620	41,174,812	39,281,620

Comprehensive loss:
Net loss	$(3,536)	$(5,230)	$(17,506)	$(24,449)
Net unrealized gain (loss) on short-term investments	32	(17)	100	(21)
Comprehensive loss	$(3,504)	$(5,247)	$(17,406)	$(24,470)

(i) includes stock-based compensation expense as follows:			s

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Selling, general and administrative	$503	$836	$2,684	$4,558
Research and development	93	210	541	798
Total share-based compensation expense	$596	$1,046	$3,225	$5,356

Wrap Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited - dollars in thousands)

	Twelve Months Ended December 31,
	2022	2021
Cash Flows From Operating Activities:
Net loss	$(17,617)	$(24,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	762	478
Share-based compensation	3,225	5,356
Common shares issued for services	-	239
Product line exit expense	-	747
Gain on sale of assets	-	(27)
Warranty provision	210	10
Software impairment charge	-	170
Change in contingent liability	-	(23)
Non-cash lease expense	101	88
Provision for doubtful accounts	72	123
Changes in assets and liabilities:
Accounts receivable	957	(2,111)
Inventories	(2,410)	559
Prepaid expenses and other current assets	93	(109)
Accounts payable	(360)	546
Operating lease liability	(91)	(94)
Customer deposits	(43)	41
Accrued liabilities and other	609	(54)
Warranty settlement	(181)	38
Deferred revenue	68	249
Net cash used in operating activities	(14,603)	$(18,223)

Cash Flows From Investing Activities:
Purchase of short-term investments	(30,466)	(55,014)
Proceeds from maturities of short-term investments	46,600	50,005
Capital expenditures for property and equipment	(256)	(995)
Investment in patents and trademarks	(173)	(187)
Investment in long-term deposits	(700)	(750)
Proceeds from long-term deposits	(92)	4
Net cash provided by (used) in investing activities	14,913	(6,937)

Cash Flows From Financing Activities:
Proceeds from exercise of warrants	-	12,047
Proceeds from exercise of stock options	83	1,678
Repayment of debt	-	(275)
Net cash provided by financing activities	83	13,450

Net decrease in cash and cash equivalents	393	(11,710)
Cash and cash equivalents, beginning of period	4,937	16,647
Cash and cash equivalents, end of period	$5,330	$4,937